FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2008

Tontitown, Arkansas, July 30, 2008......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $1,331,719 or diluted and basic loss per share of $0.14 for the quarter ended June 30, 2008, and net loss of $4,160,044 or diluted and basic loss per share of $0.43 for the six month period then ended. These results compare to net income of $2,192,294 or diluted and basic earnings per share of $0.21, and net income of $3,457,225 or diluted and basic earnings per share of $0.34, respectively, for the three and six months ended June 30, 2007.

Operating revenues were $110,929,472 for the second quarter of 2008, a 4.0% increase compared to $106,699,616 for the second quarter of 2007. Operating revenues were $216,750,167 for the six months ended June 30, 2008, a 5.5% increase compared to $205,508,072 for the six months ended June 30, 2007.

Robert W. Weaver, President of the Company, commented, “Although our second quarter 2008 resulted in a loss, we experienced progressive improvement during the quarter in demand for our services, asset utilization and an incremental increase in rates per loaded mile. June posted the most significant progress and resulted in positive net income, although not at a level high enough to overcome the losses incurred in April and May.

The largest negative impact on our expenses during the quarter continued to be the soaring cost of diesel, which represented an approximate $.06 increase per mile, net of fuel surcharge, for the second quarter 2008 compared to the second quarter 2007. We have maintained our focus on fuel saving strategies, and continue to see benefits from initiatives taken.

One of our objectives in 2008 has been to broaden our customer base. Our non-automotive business increased 13.4% for the quarter ended June 30, 2008 compared to the quarter ended June 30, 2007 through the expansion of both retail and consumer goods business. We are seeing increased bid activity and subsequent awards at higher rate levels in all areas of our business, including automotive. Our percentage of automotive revenue might fluctuate in the near term as we take opportunities to balance lanes quickly with freight offering favorable rates.

We are optimistic that if the trend in industry reductions in available truck capacity continues it will have a positive effect on demand for our services and provide opportunities to negotiate rates that more fairly compensate us for our services.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue, before fuel surcharge	$84,679,919	$92,546,591	$171,125,119	$180,090,194
Fuel surcharge	26,249,553	14,153,025	45,625,048	25,417,878
	110,929,472	106,699,616	216,750,167	205,508,072

Operating expenses:
Salaries, wages and benefits	31,615,556	34,035,718	66,113,210	67,740,716
Fuel expense	43,124,281	29,017,433	80,547,225	53,609,075
Operating supplies	7,451,638	7,953,705	15,470,989	15,435,712
Rent and purchased transportation	10,841,916	9,534,669	20,361,938	19,568,706
Depreciation and amortization	9,298,110	10,150,047	18,285,168	19,498,930
Operating taxes and license	4,164,097	4,602,810	8,523,124	8,954,113
Insurance and claims	4,103,374	4,666,664	8,655,250	9,202,477
Communications and utilities	756,411	762,153	1,568,107	1,530,316
Other	1,118,372	1,792,936	2,501,963	3,433,283
(Gain) loss on disposition of equipment	(14,059)	10,877	219,740	28,699
Total operating expenses	112,459,696	102,527,012	222,246,714	199,002,027

Operating (loss) income	(1,530,224)	4,172,604	(5,496,547)	6,506,045

Other income (expense):
Interest expense	(532,157)	(675,433)	(1,100,769)	(1,162,783)
Other	(13,273)	166,292	(219,077)	408,235

Total other income (expense)	(545,430)	(509,141)	(1,319,846)	(754,548)

(Loss) income before income taxes	(2,075,654)	3,663,463	(6,816,393)	5,751,497
Income tax (benefit) expense	(743,935)	1,471,169	(2,656,349)	2,294,272

Net (loss) income	$(1,331,719)	$2,192,294	$(4,160,044)	$3,457,225

Diluted (loss) earnings per share	$(0.14)	$0.21	$(0.43)	$0.34

Average shares outstanding – Diluted	9,708,233	10,307,251	9,751,739	10,307,422

	Quarter ended June 30,		Six Months Ended June 30,
Truckload Operations	2008	2007	2008	2007

Total miles	57,598,248	64,902,926	119,673,202	125,524,123
Operating ratio*	102.58%	95.37%	104.01%	96.37%
Empty miles factor	7.20%	6.19%	7.23%	6.30%
Revenue per total mile, before fuel surcharge	$1.30	$1.30	$1.28	$1.29
Total loads	89,375	89,827	186,318	173,077
Revenue per truck per work day	$578	$632	$587	$612
Revenue per truck per week	$2,890	$3,160	$2,935	$3,060
Average company trucks	1,985	2,055	1,992	2,036
Average owner operator trucks	46	57	50	54

Logistics Operations
Total revenue	$9,550,569	$8,477,977	$17,639,665	$17,647,310
Operating ratio	95.70%	96.56%	96.14%	96.67%

	As of June 30,
	2008	2007

Long-term debt to book capitalization	17.05%	19.52%
Shareholders’ equity	$170,735,263	$188,406,097
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.